Exhibit 99.1

FOR IMMEDIATE RELEASE

Talecris Biotherapeutics Announces Third Quarter 2009 Results

- Posts Diluted EPS of $0.38, representing growth of 72.7% Year-over-Year -

- Gross Margin Improves 210bps Year-over-Year to Reach 41.7% -

- Provides Full Year 2009 Financial Outlook -

Research Triangle Park, N.C. (November 9, 2009) —  Talecris Biotherapeutics Holdings Corp. (“Talecris”) (Nasdaq: TLCR) today announced its financial results for the three and nine months ended September 30, 2009 and filed its third quarter Form 10-Q today with the U.S. Securities and Exchange Commission (SEC). Third quarter 2009 net revenue increased by 12.9% to $395.7 million from $350.5 million in the third quarter of 2008.  Diluted earnings per share were $0.38 in the third quarter of 2009, which is a 72.7% increase over diluted earnings per share of $0.22 for the third quarter of 2008.  Total diluted shares outstanding were 93,911,201 for the third quarter of 2009 compared to diluted shares outstanding of 92,097,404 for the third quarter of 2008.

For the first nine months of 2009, Talecris’ net revenue increased by 17.5% to $1.14 billion from $972.9 million for the first nine months of 2008.  Diluted EPS for the first nine months of 2009 were $1.62 compared to $0.43 for the first nine months of 2008.  Total diluted shares outstanding were 93,919,553 for the first nine months of 2009 compared to diluted shares outstanding of 91,526,581 for the first nine months of 2008.

“Our third quarter results reflect the continued demand for Gamunex, our brand of IGIV, as well our success in building a vertically integrated plasma supply chain to ensure a continual supply of Gamunex,” said Lawrence D. Stern, Talecris’ chairman and chief executive officer.  “Additionally, we anticipate that we will continue to benefit from our Gamunex indication to treat chronic inflammatory demyelinating polyneuropathy or CIDP, and we’re expanding our sales force to specifically target neurologists.  Our pipeline of products continues to evolve with the FDA approval in October of Prolastin-C, a more concentrated version of our Prolastin A1PI therapy for the treatment of genetic emphysema.  To further facilitate our continued growth, we just completed a successful $1.1 billion initial public offering and subsequent $600 million debt refinancing last month that will provide us with a flexible, long-term capital structure that permits us to move forward with our capital expansion plans.”

(in millions,	Three Months Ended September 30,		Change
except per share amounts)	2009	2008	$	%
Net revenue	$395.7	$350.5	$45.2	12.9%

Gross margin	41.7%	39.6%	210 basis points

Income from operations	$69.4	$57.0	$12.4	21.8%

Net income	$35.8	$20.6	$15.2	74.2%

Diluted EPS	$0.38	$0.22	$0.16	72.7%

	Nine Months Ended September 30,			Change
	2009		2008	$	%
Net revenue	$1,143.1		$972.9	$170.2	17.5%

Gross margin	41.9%		35.4%	650 basis points

Income from operations	$213.6		$137.3	$76.3	55.6%

Net income	$152.5	(1)	$39.6	$112.9	nm

Diluted EPS	$1.62	(1)	$0.43	$1.19	nm

Excluding the CSL termination fee of $75 million ($48.8 million tax effected):

Net income	$103.7		$39.6	$64.1	161.9%

Diluted EPS	$1.10		$0.43	$0.67	155.8%

(1)          Includes $48.8 million or diluted EPS of $0.52 related to the after tax effect of the $75 million CSL merger termination fee

(2)          nm = not meaningful

Talecris Form 10-Q is available on the SEC’s website at www.sec.gov and on Talecris’ website at http://ir.talecris.com

Discussion of Third Quarter Financial and Operating Results

Net revenue for the 2009 third quarter was $395.7 million compared to $350.5 million in the third quarter of 2008, representing an increase of $45.2 million or 12.9%.  The increase was led by a $25.8 million increase in Gamunex®, Immune Globulin Intravenous (Human), 10% Caprylate/Chromatography Purified (IGIV), revenue which consisted of $19.2 million in higher volumes and $6.6 million in favorable pricing. Our 2009 third quarter revenues also benefited from increased sales of Prolastin® Alpha-1 Proteinase Inhibitor (Human) (A1PI) and albumin as well as other product net revenue largely due to higher Koate® DVI Factor VIII (Human) and intermediate product sales.

Gross profit was $165.1 million for the 2009 third quarter compared to $138.6 million in the third quarter of 2008, representing an increase of $26.5 million or 19.1%.  This increase is primarily due to the revenue increases discussed above in addition to lower unabsorbed infrastructure and start-up costs related to Talecris Plasma Resources, Inc. (TPR), the Talecris plasma collection platform, partially offset by $6.3 million in higher inventory impairment provisions.  Unabsorbed TPR infrastructure and start-up costs declined by $17.0 million or 66.1% to $8.7 million for the 2009 third quarter compared to $25.7 million for the 2008 third quarter. Gross margin was 41.7% during the third quarter of 2009, an increase of 210 basis points from the gross margin of 39.6% for the 2008 third quarter.

Operating expenses for 2009 third quarter of $95.7 million represented a $14.0 million increase over the $81.7 million incurred during the prior year period.  This increase was largely due to accelerated vesting of stock compensation as well as increased sales and marketing expenses relating to expansion of the sales and marketing activities for the Gamunex IGIV CIDP indication and Prolastin A1PI patient identification.  These increases were partially offset by the impact of favorable foreign exchange.

Talecris realized operating income of $69.4 million during the 2009 third quarter, which represents a 21.8% increase over the $57.0 million in operating income reported during the third quarter of 2008.  Operating margin was 17.5% in the 2009 third quarter compared to 16.3% in the 2008 third quarter, an increase of 120 basis points.

Net interest expense was $19.6 million in the 2009 third quarter compared to $24.4 million in the prior year’s period, a decrease of $4.8 million primarily due to lower weighted average interest rates.  Income tax expense during the third quarter of 2009 was $14.1 million compared to $12.1 million in the third quarter of 2008.

Net income was $35.8 million for the 2009 third quarter.  This represented a 74.2% increase over the $20.6 million reported during the third quarter of 2008.

Diluted EPS for the 2009 third quarter was $0.38 compared to $0.22 for the 2008 third quarter.  Total diluted shares outstanding were 93,911,201 for the 2009 third quarter and 92,097,404 for the 2008 third quarter.

The 2009 third quarter EBITDA increased $14.3 million or 22.8% to $77.0 million from $62.7 million in the 2008 third quarter. Adjusted EBITDA rose to $102.5 million in the 2009 third quarter which represented an increase of $33.9 million or 49.5% from the 2008 third quarter adjusted EBITDA of $68.6 million.

Discussion of Nine Month Financial and Operational Results

Net revenue was $1.14 billion for the first nine months of 2009 compared to $972.9 million during the first nine months of 2008, representing an increase of $170.2 million or 17.5%.  The increase was mainly due to $146.8 million in higher Gamunex IGIV revenue, consisting of $116.1 million in higher volumes and $30.7 million in improved pricing, net of $2.5 million in unfavorable foreign exchange. The first nine months of 2009 also reflected $20.1 million in higher albumin sales and $18.3 million in higher other product net revenue primarily resulting from higher intermediate product and Koate DVI Factor VIII (human) sales.

These were partially offset by a $5.2 million reduction in Prolastin A1PI revenue mainly as a result of foreign exchange losses of $8.9 million.

Gross profit realized during the first nine months of 2009 totaled $479.2 million compared to $344.5 million during the first nine months of 2008, an increase of 39.1%.  The $134.7 million increase was primarily driven by higher revenue, reduced unabsorbed TPR infrastructure and start-up costs, and $12.7 million in lower inventory impairment provisions. Unabsorbed TPR infrastructure and start-up costs decreased $43.6 million or 56.1% to $34.1 million in the first nine months of 2009 compared to $77.7 million for the first nine months of 2008. Gross margin was 41.9% during the first nine months of 2009, an increase of 650 basis points from the gross margin of 35.4% for first nine months of 2008.

Operating expenses totaled $265.6 million for the first nine months of 2009, which is a 28.2% increase over the $207.3 million incurred during the first nine months of 2008.  The $58.3 million increase was primarily due to $11.8 million in accelerated vesting of stock-based compensation, $8.6 million associated with the terminated CSL merger, higher sales and marketing expenses resulting from the expansion of the sales force and marketing activities for the Gamunex IGIV CIDP and Prolastin A1PI patient identification as well as increased R&D spending.

Operating income during the first nine months of 2009 was $213.6 million compared to $137.3 million during the first nine months of 2008, representing an increase of $76.3 million or 55.6%.  Operating margin was 18.7% in the first nine months of 2009 compared to 14.1% in the first nine months of 2008, an increase of 460 basis points.

Net interest expense was $61.4 million in the first nine months of 2009 compared to $73.0 million in the prior year’s period, a decrease of $11.6 million due largely to a decline in our weighted average interest rates.  Income tax expense during the first nine months of 2009 was $74.9 million compared to $25.3 million during the first nine months of 2008, representing an increase of $49.6 million primarily due to the increase in taxable income.

Net income for the first nine months of 2009 was $152.5 million (including the tax-effected CSL merger termination fee of $48.8 million), an increase of $112.9 million versus net income of $39.6 million for the first nine months of 2008.

Diluted EPS for the first nine months of 2009 was $1.62 (including $0.52 related to the effect of the CSL merger termination fee) compared to $0.43 in the first nine months of 2008.  Total diluted shares outstanding were 93,919,553 in the first nine months of 2009 compared to diluted shares outstanding of 91,526,581 in the first nine months of 2008.

EBITDA for the first nine months of 2009 increased $158.2 million (including $75.0 million related to the CSL merger termination fee) or 104.0% to $310.3 million from $152.1 million in the first nine months of 2008. Adjusted EBITDA rose to $370.4 million (including $75.0 million related to the CSL merger termination fee) in the first nine months of 2009 compared to $202.4 million in the first nine months of 2008, an increase of $168.0 million or 83.0%.

Full Year 2009 Outlook

Based on current business trends, Talecris expects full year 2009 revenues to be in the range of $1.52 billion and $1.53 billion.  Gross margin is anticipated to be in the range of 40.6% to 41.0% and earnings per diluted share are estimated to be in the range of $1.42 to $1.46 based on a weighted average diluted shares count of approximately 102 million.  Diluted earnings per share estimates reflect charges related to the fourth quarter refinancing activities, including approximately $12.1 million in write-offs of deferred debt issuance costs related to the First and Second Lien Term Loans, which were repaid and terminated, and $30.8 million in interest rate swap termination costs. The combined amounts total $42.9 million and represent approximately $0.28 in fully diluted earnings per share assuming diluted shares of approximately 102 million and an effective tax rate of 32.8%.  Capital expenditures for 2009 are estimated to be approximately $75.0 million.

Recent Events

Talecris has achieved a number of financial and commercial milestones since the conclusion of the third quarter of 2009.  These include:

•                  Talecris received FDA Approval for Prolastin-C A1PI, a new concentrated version of Prolastin A1PI that delivers the same amount of active protein in half the infusion volume.  This product was developed using advances in manufacturing technology;

•                  Talecris has received approval from Paul Ehrlich Institute (PEI) to proceed with a proof of concept trial for Plasmin to treat ischemic stroke in Germany, adding to our approval in Canada;

•                  On October 6, 2009, Talecris completed its initial public offering of 56,000,000 shares of its common stock at an offering price of $19.00 per share resulting in total proceeds of approximately $1.1 billion. The IPO included 28,947,368 newly issued shares sold by Talecris and 27,052,632 shares sold by the selling stockholder, Talecris Holdings, LLC, including 6,000,000 shares sold pursuant to the underwriters’ exercise of their over allotment option. The net primary proceeds to Talecris were approximately $519.7 million which were used to repay $389.8 million and $129.9 million of principal under our First and Second Lien Term Loans, respectively.  Talecris also issued 2,381,548 shares of common stock to settle $45.3 million of accrued dividends upon conversion of its series A and B preferred stock;

•                  On October 15, 2009, Talecris amended certain provisions of its Revolving Credit Facility to permit the issuance of the 7.75% Senior Notes described below including increasing the capital expenditure covenants;

•                  During October, Talecris’ corporate family credit ratings were increased to BB (Stable Outlook) by Standard & Poor’s and to Ba3 (Stable Outlook) by Moody’s Investor Services;

•                  On October 21, 2009, Talecris successfully completed a $600 million private placement of 7.75% Senior Notes due 2016.  The unsecured notes were issued at a price of 99.321% of par resulting in a yield to maturity of 7.875%. The net proceeds of $583.9 million were used to repay the remaining principal and interest amounts under the First and Second Lien Term Loans of $295.5 million and $204.1 million, respectively, which were subsequently terminated, $55.6 million to repay principal under our amended Revolving Credit Facility, and $28.7 million to settle and terminate certain interest rate swap contracts;

•                  Talecris completed the acquisition of the remaining two plasma centers under its center development agreement with International BioResources, L.L.C. and affiliated entities on October 31, 2009 concluding this agreement.

Use of Non-GAAP Financial Measures

This press release and the accompanying tables include non-GAAP financial measures.  For a description of these non-GAAP financial measures, including the reasons management uses these measures, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the section of the accompanying tables titled “Non-GAAP Financial Measures.”

Conference Call and Webcast Information

Talecris will hold a conference call on Tuesday, November 10, 2009, at 8:30 a.m. (EST) to discuss the company’s results, outlook and related matters.  The conference call dial in number is 1-888-713-4199 (domestic) or 1-617-213-4861 (international), passcode number 28819752.  To ensure timely access, please dial into the call approximately 10 minutes before it is scheduled to begin.  The conference call will also be accessible as an audio webcast through the Investor Relations section of Talecris’ website, http://ir.talecris.com.

For those unable to listen to the live broadcast, a replay will be available on http://ir.talecris.com or by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international), passcode number 19852415, beginning approximately two hours after the event and for up to seven days after the event.

Cautionary statement regarding forward-looking statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, quotations from management, statements regarding strategic and operation plans, expected fourth quarter charges, and pro forma financial information.  Forward-looking statements are based on current beliefs and expectations and are subject to inherent risks and uncertainties.  You are cautioned not to place undue reliance on forward-looking statements.  Although Talecris believes that the forward-looking statements contained in this press release are reasonable, there is no assurance that expectations will be fulfilled.

The following factors, among others, could cause actual results to differ materially from those expressed or implied in forward-looking statements: possible U.S. legislation or regulatory action affecting, among other things, the U.S. healthcare system, pharmaceutical pricing and reimbursement, including Medicaid and Medicare; our ability to procure adequate quantities of plasma and other materials which are acceptable for use in our manufacturing processes from our own plasma collection centers or from third-party vendors; our ability to maintain compliance with government regulations and licenses, including those related to plasma collection, production and marketing; our ability to identify growth opportunities for existing products and our ability to identify and develop new product candidates through our research and development activities; and the timing of, and our ability to, obtain and/or maintain regulatory approvals for new product candidates, the rate and degree of market acceptance, and the clinical utility of our products.  Talecris undertakes no duty to update any forward-looking statement.

Exhibits

Earning Per Share (Exhibit A)

Non-GAAP Financial Measures (Exhibit B)

Pro Forma Long-term Debt (Exhibit C)

About Talecris Biotherapeutics: Inspiration. Dedication. Innovation.

Talecris Biotherapeutics is a global biotherapeutic and biotechnology company that discovers, develops and produces critical care treatments for people with life-threatening disorders in a variety of therapeutic areas including immunology, pulmonology, neurology and hemostasis.

Contact:

Talecris Investor Relations

John Hanson, Chief Financial Officer

Tel.: 919.316.6139

E-mail: investor.relations@talecris.com

or

Talecris Corporate Communications

Becky Levine

Tel.: 919.316.6590

E-mail: becky.levine@talecris.com

or

Brunswick Group

Susan Stillings / Greg Faje

Tel.: 212.333.3810

Talecris Biotherapeutics Holdings Corp.

Consolidated Income Statements

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net revenue:
Product net revenue	$387,898	$339,245	$1,122,877	$942,890
Other	7,833	11,247	20,219	29,990
Total net revenue	395,731	350,492	1,143,096	972,880
Cost of goods sold	230,666	211,856	663,875	628,361
Gross profit	165,065	138,636	479,221	344,519
Operating expenses:
Selling, general, and administrative	79,488	63,501	213,913	159,030
Research and development	16,167	18,149	51,728	48,232
Total operating expenses	95,655	81,650	265,641	207,262
Income from operations	69,410	56,986	213,580	137,257
Other non-operating (expense) income:
Interest expense, net	(19,587)	(24,382)	(61,445)	(73,027)
Merger termination fee	—	—	75,000	—
Equity in earnings of affiliate	112	97	296	247
Other	—	—	—	400
Total other non-operating (expense) income, net	(19,475)	(24,285)	13,851	(72,380)
Income before income taxes	49,935	32,701	227,431	64,877
Provision for income taxes	(14,125)	(12,147)	(74,914)	(25,284)
Net income	35,810	20,554	152,517	39,593
Less dividends to preferred stockholders and other non-common stockholders’ charges	4,012	3,634	11,744	10,947
Net income available to common stockholders	$31,798	$16,920	$140,773	$28,646

Net income per common share:
Basic	$12.01	$14.65	$76.21	$22.86

Diluted	$0.38	$0.22	$1.62	$0.43

Talecris Biotherapeutics Holdings Corp.

Consolidated Balance Sheets

(in thousands, except share amounts)

(Unaudited)

	September 30,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$32,949	$16,979
Accounts receivable, net of allowances of $4,099 and $2,020, respectively	162,467	148,417
Inventories	637,609	581,720
Deferred income taxes	77,557	76,587
Prepaid expenses and other	23,086	43,552
Total current assets	933,668	867,255
Property, plant, and equipment, net	234,977	213,251
Investment in affiliate	1,790	1,719
Intangible assets, net	10,166	7,204
Goodwill	166,851	135,800
Deferred income taxes	25,411	33,353
Other	26,110	48,817
Total assets	$1,398,973	$1,307,399
Liabilities, Obligations Under Common Stock Put/ Call Option, Redeemable Preferred Stock, and Stockholders’ Deficit

Current liabilities:
Accounts payable	$59,728	$54,903
Accrued expenses and other liabilities	189,980	167,377
Current portion of long-term debt and capital lease obligations	7,648	7,341
Total current liabilities	257,356	229,621
Long-term debt and capital lease obligations	1,080,644	1,194,205
Other	43,412	60,344
Total liabilities	1,381,412	1,484,170
Commitments and contingencies
Obligations under common stock put/call option	39,942	29,419
Redeemable series A and B preferred stock; $0.01 par value, 40,000,010 shares authorized; 0 and 1,192,310 shares issued and outstanding, respectively	—	110,535
Stockholders’ deficit:
Common stock, $0.01 par value; 400,000,000 shares authorized; 90,836,284 and 2,856,288 shares issued and outstanding, respectively	882	—
Additional paid-in capital	182,399	47,017
Accumulated deficit	(187,818)	(340,335)
Accumulated other comprehensive loss, net of tax	(17,844)	(23,407)
Total stockholders’ deficit	(22,381)	(316,725)
Total liabilities, obligations under common stock put/call option, redeemable preferred stock, and stockholders’ deficit	$1,398,973	$1,307,399

Talecris Biotherapeutics Holdings Corp.

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2009	2008
Cash flows from operating activities:
Net income	$152,517	$39,593
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	21,403	14,166
Amortization of deferred loan fees	2,823	2,823
Change in allowance for doubtful receivables and advances	3,203	3,242
Recognition of previously deferred revenue	(169)	(4,728)
Share-based compensation expense	39,625	28,098
Amortization of deferred compensation	4,407	4,480
Equity in earnings of affiliate	(296)	(247)
Decrease (increase) in deferred tax assets	8,409	(4,498)
Asset impairment	1,010	228
Loss on disposal of property, plant, and equipment	879	804
Excess tax benefits from share-based payment arrangements	(1,437)	—
Changes in assets and liabilities, excluding the effects of business acquisitions
Accounts receivable	(17,289)	4,974
Inventories	(52,112)	(92,679)
Prepaid expenses and other assets	16,775	(4,547)
Accounts payable	4,825	22,384
Accrued expenses and other liabilities	15,827	(15,178)
Interest payable	(1,676)	(1,444)
Net cash provided by (used in) operating activities	198,724	(2,529)

Cash flows from investing activities:
Purchases of property, plant, and equipment	(36,291)	(65,994)
Financing arrangements with third party suppliers, net of repayments	402	(6,587)
Business acquisitions, net of cash acquired	(25,510)	(5,792)
Advance of purchase price for plasma collection centers	(1,603)	(2,534)
Net proceeds from disposals of property, plant, and equipment	7	260
Dividend from affiliate	225	—
Net cash used in investing activities	(62,770)	(80,647)

Cash flows from financing activities:
Borrowings under Revolving Credit Facility	1,090,222	1,065,664
Repayments of borrowings under Revolving Credit Facility	(1,202,319)	(997,734)
Repayments of borrowings under term loan	(5,250)	(5,250)
Repurchases of common stock	(4,132)	(36,076)
Repayments of capital lease obligations	(407)	(1,114)
Excess tax benefits from share-based payment arrangements	1,437	—
Net cash (used in) provided by financing activities	(120,449)	25,490
Effect of exchange rate changes on cash and cash equivalents	465	(1)
Net increase (decrease) in cash and cash equivalents	15,970	(57,687)
Cash and cash equivalents at beginning of period	16,979	73,467
Cash and cash equivalents at end of period	$32,949	$15,780

Exhibit A: Earnings Per Share

The following table illustrates the calculation of our basic earnings per common share outstanding for the periods presented:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net income	$35,810	$20,554	$152,517	$39,593
Less:
Series A convertible preferred stock undeclared dividends	(3,280)	(2,971)	(9,602)	(8,699)
Series B convertible preferred stock undeclared dividends	(732)	(663)	(2,142)	(1,940)
Accretion of common stock put option	—	—	—	(308)
Net income available to common stockholders	$31,798	$16,920	$140,773	$28,646

Weighted average common shares outstanding	2,647,178	1,155,096	1,847,235	1,252,955

Basic net income per common share:	$12.01	$14.65	$76.21	$22.86

Pro forma basic income per common share:
Numerator:
Net income	$35,810		$152,517
Interest expense reduction for IPO debt repayment	4,123		13,335
Numerator for pro forma basic income per common share	$39,933		$165,852

Demominator:
Shares used above	2,647,178		1,847,235
Pro forma adjustments to reflect assumed weighted average effect of:
Conversion of series A preferred stock	71,217,391		71,736,264
Conversion of series B preferred stock	13,695,817		13,795,601
Shares issued for preferred stock dividend	2,355,662		2,372,824
Newly issued shares for IPO	28,947,368		28,947,368
Denominator for pro forma basic income per common share	118,863,416		118,699,292

Pro forma basic income per common share	$0.34		$1.40

The pro forma earnings per common share calculations reflect an adjustment to net income for reduced interest expense as if the net primary proceeds to us from our IPO had been applied to repay our debt at the beginning of the periods presented.  The pro forma adjustment to the denominator reflects the impacts for the issuance of common shares to convert preferred stock, settle accrued dividends, and complete the IPO as if these events occurred at the beginning of the periods presented.

Exhibit A: Earnings Per Share (continued)

The following table illustrates the calculation of our diluted earnings per common share outstanding for the periods presented:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net income	$35,810	$20,554	$152,517	$39,593
Less accretion of common stock put option	—	—	—	(308)
Net income available to common stockholders and assumed conversions	$35,810	$20,554	$152,517	$39,285

Weighted average common shares outstanding	2,647,178	1,155,096	1,847,235	1,252,955
Plus incremental shares from assumed conversions:
Series A preferred stock	71,217,391	72,000,000	71,736,264	72,000,000
Series B preferred stock	13,695,817	13,846,320	13,795,601	13,846,320
Stock options and restricted shares	6,350,815	5,095,988	6,540,453	4,427,306
Dilutive potential common shares	93,911,201	92,097,404	93,919,553	91,526,581

Diluted net income per common share	$0.38	$0.22	$1.62	$0.43

Pro forma diluted income per common share:
Numerator:
Net income available to common stockholders and assumed conversions	$35,810		$152,517
Interest expense reduction for IPO debt repayment	4,123		13,335
Numerator for pro forma diluted income per common share	$39,933		$165,852

Denominator:
Shares used above	93,911,201		93,919,553
Pro forma adjustments to reflect assumed weighted average effect of:
Shares issued for preferred stock dividend	2,355,662		2,372,824
Newly issued shares for IPO	28,947,368		28,947,368
Denominator for pro forma diluted income per common share	125,214,231		125,239,745

Pro forma diluted income per common share	$0.32		$1.32

The pro forma earnings per common share calculations reflect an adjustment to net income for reduced interest expense as if the net primary proceeds to us from our IPO had been applied to repay our debt at the beginning of the periods presented.  The pro forma adjustment to the denominator reflects the impacts for the issuance of common shares to convert preferred stock, settle accrued dividends, and complete the IPO as if these events occurred at the beginning of the periods presented.

Exhibit B: Non-GAAP Financial Measures

We believe that a meaningful analysis of our historical operating performance is enhanced by the use of adjusted EBITDA, a supplemental non-GAAP operating performance measure utilized by our management in the day to day operation of our business, our compensation committee in determining incentive compensation and vesting of performance-based stock options, and our lenders in determining compliance with debt covenants.  We believe that analysts and investors will also use adjusted EBITDA as a supplemental measure to evaluate our operating performance across historical periods and to compare our historical operating performance to other companies in our industry, as well as to determine our valuation, and our ability to service debt.  Adjusted EBITDA is a financial measure that is not defined by accounting principles generally accepted in the U.S. (U.S. GAAP).  Adjusted EBITDA should not be considered a substitute for any performance measure determined in accordance with U.S. GAAP.   We do not rely solely on adjusted EBITDA as a performance measure and also consider our U.S. GAAP results.  Because adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to similarly titled measures used by other companies.  To properly and prudently evaluate our business, we encourage you to also review the U.S. GAAP financial statements included elsewhere in this press release, and not to rely on any single financial measure to evaluate our business. Adjusted EBITDA has material limitations as an analytical tool and you should not consider this measure in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP.  Additional information regarding our use of adjusted EBITDA is included in our prospectus filed pursuant to Rule 424(b) on October 1, 2009, which is available on the SEC’s website at www.sec.gov and our website at http://ir.talecris.com.

In the following table, we have presented a reconciliation of EBITDA and adjusted EBITDA to the most comparable U.S. GAAP measure, net income:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net income	$35,810	$20,554	$152,517	$39,593
Interest expense, net (a)	19,587	24,382	61,445	73,027
Income tax provision (b)	14,125	12,147	74,914	25,284
Depreciation and amortization (c)	7,482	5,621	21,403	14,166
EBITDA	77,004	62,704	310,279	152,070
Management fees (d)	1,958	1,752	5,715	4,864
Non-cash stock option expense (e)	16,777	7,666	31,486	20,042
Non-cash restricted stock expense (e)	2,677	2,765	8,139	8,056
Special recognition bonus expense (f)	1,489	1,617	4,852	5,020
Equity in earnings of affiliate (g)	(112)	(97)	(296)	(247)
Loss on sales of equipment (h)	10	928	879	804
Asset impairment charges, net of recoveries (i)	198	(11,424)	(133)	9,439
Retention bonus awards (j)	1,573	1,726	8,310	1,726
Other (k)	918	913	1,157	602
Adjusted EBITDA (l)	$102,492	$68,550	$370,388	$202,376

(a)          Represents interest expense associated with our debt structure.  During the periods presented, our capital structure consisted of a $1.355 billion credit facility, of which approximately $1.1 billion was outstanding at September 30, 2009.

(b)         Represents our income tax expense as presented on our consolidated income statements.

(c)          Represents depreciation and amortization associated with our property, plant, and equipment, and all other intangible assets.

(d)         Represents the advisory fees paid to Talecris Holdings, LLC, under the Management Agreement, as amended.  This agreement was terminated in connection with our initial public offering.

(e)          Represents our non-cash equity compensation expense associated with stock options and restricted stock.

(f)            Represents compensation expense associated with special recognition bonus awards granted to certain of our employees and senior executives.  These awards were granted to reward past performance and were provided to these individuals in recognition of the extraordinary value realized by us and our stockholders due to the efforts of such individuals since inception of our operating activities on April 1, 2005.  While the awards included deferred distributions for employee retention, we do not anticipate granting similar awards in the future.

(g)         Represents non-operating income associated with our investment in Centric Health Resources, Inc., which we believe are not part of our core operations.

(h)         Represents net losses on sales of equipment, which we believe are not part of our core operations.

(i)             For the nine months ended September 30, 2008, represents an inventory impairment charge, net of recoveries, of $9.2 million, due to deviations from our standard operating procedures and cGMP at one of our plasma collection centers, as well as approximately $0.2 million of other impairment charges related to certain equipment.  Asset impairment charges, net of recoveries includes $11.4 million, $0.4 million, and $1.1 million of recoveries related to this issue for the three months ended September 30, 2008 and the three and nine months ended September 30, 2009, respectively.  Other asset impairment charges totaled $0.6 million and $1.0 million for the three and nine months ended September 30, 2009, respectively.

(j)             Represents merger related retention expense and other bonuses related to our terminated merger agreement with CSL.

(k)          Represents $0.9 million of costs related to the IPO that was discontinued during 2008 for the three and nine months ended September 30, 2008, partially offset by an insurance recovery of $0.3 million for the nine months ended September 30, 2008.  Represents $0.9 million and $1.2 million of costs related to our IPO for the three and nine months ended September 30, 2009, respectively.

(l)             Our adjusted EBITDA for the nine months ended September 30, 2009 includes a $75.0 million termination fee received from CSL as a result of the termination of the definitive merger agreement.  In addition, we incurred legal and other costs associated with the regulatory review process of our terminated merger agreement with CSL of $6.0 million for the nine months ended September 30, 2009 and $0.7 million and $1.5 million for the three and nine months ended September 30, 2008, respectively.  This termination fee and these expenses are not permitted as adjustments to our adjusted EBITDA as defined in our credit facilities at September 30, 2009.

Exhibit C: Pro Forma Long-term Debt

The following table illustrates the pro forma impact to our long-term debt from the application of the net proceeds from the IPO and refinancing transactions:

	September 30,	October 6,	October 21,
	2009	2009	2009	Pro Forma
	Actual	IPO	Refinancing	Adjusted
Revolving Credit Facility	$67,844	$—	$(55,593)	$12,251
First Lien Term Loan	680,750	(389,812)	(290,938)	—
Second Lien Term Loan	330,000	(129,937)	(200,063)	—
7.75% Notes	—	—	600,000	600,000
Discount on 7.75% Notes	—	—	(4,074)	(4,074)
Capital Leases	9,698	—	—	9,698
Total long-term debt	$1,088,292	$(519,749)	$49,332	$617,875

As a result of the IPO and refinancing transactions, Talecris expects to recognize a charge during the 2009 fourth quarter of approximately $42.9 million representing the write-off of deferred debt issuance costs associated with the First and Second Lien Term Loans as well as costs associated with the termination of certain interest rate swap contracts.  In addition, we expect to capitalize an estimated $17.5 million of debt issue costs primarily associated with the 7.75% Notes, which will be amortized over the terms of the facilities.

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